EXHIBIT 99.1

RENASANT CORPORATION

2001 LONG-TERM INCENTIVE PLAN

Amendment No. 2

(Compliance with Code Section 409A)

Whereas, Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), maintains the 2001 Long-Term Incentive Plan, as first amended February 8, 2005, for the purpose of providing long-term equity compensation to certain officers and key employees of the Company and its affiliates (the “LTIP”);

Whereas, neither the LTIP nor any grant or award thereunder is intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended;

Whereas, Section 10.5 of the LTIP permits amendment by the Board of Directors of the Company, provided that shareholder approval is not required under applicable Federal or state law or regulation or stock exchange rules, and the Company’s Board of Directors has determined that such approval is not required under such laws and rules;

Now, Therefore, Section 2.14 of the LTIP shall be amended as follows, such amendment to be effective as of January 1, 2005:

“2.14 Option Price means the exercise price of an Option granted hereunder, which shall be designated by the Committee and shall not be less than Fair Market Value as of the date of grant.”

This Amendment No. 2 was adopted by the Board of Directors of the Company on July 18th, 2006, to be effective as of the date set forth above.

Renasant Corporation

By:	E. Robinson McGraw

Its:	Chairman, President and Chief Executive Officer

Date: July 18, 2006